SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported  (October 22, 1996)
                                                 ------------------

                              CAREER HORIZONS, INC.
                             -----------------------
      (Exact name of registrant as specified in its charter)


       DELAWARE                   0-23534               22-3038096
   ---------------               ----------           --------------
(State or other jurisdiction    (Commission           (IRS Employer
     of incorporation)          File Number)        Identification No.)


          177 Crossways Park Drive, Woodbury, NY              11797
        --------------------------------------------        ---------
         (Address of principal executive offices)          (Zip Code)


Registrant's telephone number, including area code     (516) 682-1400
                                                       -----------------
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ITEM 5.    Other Events
           ------------


On October 22, 1996, Career Horizons, Inc. announced the results of operations for the three and nine month periods ended September 30, 1996.

Revenues rose 74 percent to $168.5 million for the three months ended September 30, 1996, from $97.0 million for the corresponding period a year ago. Net income advanced 119 percent to $5.5 million, or $0.28 per share, from $2.5 million, or $0.20 per share. The increases reflect substantial acquisition activity over the past year and internal growth. The earnings per share comparison reflects an 85 percent increase in the number of average shares outstanding as a result of two financings completed in previous quarters.

For the nine months ended September 30, 1996, revenues were $444.3million, an increase of 58 percent from $280.7 million a year ago. Net income rose 91 percent to $12.8 million, or $0.71 per share, from $6.7 million (before a special charge of $550,000), or $0.53 per share (adjusted for the charge). Shares outstanding increased by 77 percent.

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                                 SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        CAREER HORIZONS, INC.
                                        ---------------------
                                             (Registrant)



Date:   October 29, 1996             By: /s/ Michael T. Druckman
                                         -----------------------
                                         Michael T. Druckman
                                         Sr. Vice President, Treasurer
                                           and Asst. Secretary
                                           (Principal Financial and
                                           Accounting Officer)




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                       CAREER HORIZONS, INC. and SUBSIDIARIES


                                  INDEX TO EXHIBITS


EXHIBIT NO.         DESCRIPTION
-----------         -----------

  20.1 Press release announcing the results of operations for the three and nine months ended September 30, 1996 and 1995.